Exhibit 23.1 Consent of Auditors

We, Rogoff & Company, P.C., hereby consent to the use of our report dated October 31, 2000 relating to the audited financial statements for the period from inception (November 11, 1999) to October 31, 2000 and unaudited financial statements from November 1, 2000 to January 31, 2001 of TDT Development, Inc. to be filed with the Securities and Exchange Commission.

April 17, 2001


/s/ Rogoff & Company, P.C.
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Rogoff & Company, P.C.